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                                                                   Exhibit 10.7

                               EMPLOYMENT AGREEMENT

     Agreement made as of the 15th day of December, 1993, between PROGENICS PHARMACEUTICALS, INC., a Delaware corporation (the "Corporation") with its principal place of business at Old Saw Mill River Road, Tarrytown, New York 10591 and PAUL J. MADDON ("MADDON") residing at 60 Haven Avenue, Apartment 25C, New York, New York 10032.

                                   RECITALS

     A. The Corporation is engaged in the business of developing and marketing pharmaceutical products.

     B. The Corporation wishes to employ MADDON as Chairman, President, Chief Executive Officer and Chief Science Officer, and MADDON wishes to serve the Corporation in such capacities.

                                   AGREEMENT

     In consideration of the facts mentioned above and the mutual promises set forth below, the parties agree as follows:

     1.  EMPLOYMENT.

     The Corporation hereby employs MADDON as Chairman, President, Chief Executive Officer and Chief Science Officer, and MADDON hereby agrees to serve the Corporation in such capacities. MADDON and the Corporation agree that the Corporation may determine that it is in the best interests of the Corporation to hire additional senior managerial

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personnel, including possibly a Chairman, Chief Executive Officer or
President. MADDON agrees to relinquish one or more of these titles so long as he continues to be employed as either Chairman or Chief Executive Officer and as Chief Science Officer.

     2.  TERM.

     2.1 "The Term" as used herein shall mean the Initial Term plus any Renewal Term.

     2.2 This Agreement will be for a term of Five (5) years (the "Initial Term"), commencing on the date hereof, unless sooner terminated pursuant to
Section 8.

     2.3 Provided MADDON is not in default under his employment agreement at the time the relevant Term expires, this Agreement shall be renewed for five successive periods of One (1) year each ("Renewal Term(s)"), unless either the Corporation or MADDON gives notice to the other of its or his intention not to renew at least Ninety (90) days before the end of the Initial Term or any Renewal Term.

    3.  EMPLOYEE'S DUTIES.

    3.1 As Chairman, President and Chief Executive Officer, MADDON will have broad management responsibilities for the activities of the Corporation.
As Chief Science Officer, MADDON's duties shall include, without limitation, formulating the scientific strategies of the Corporation in conjunction with the Scientific Advisory Board, presenting such strategies to the Board of Directors of the Corporation

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(the "Board") for review and, subject to approval of the Board, implementing such strategies, as well as overseeing all aspects of day-to-day operations of the Corporation's basic science laboratory research involving the development of therapeutics, vaccines and diagnostics for human viral diseases. In addition, as Chief Science Officer, Maddon will provide specific direction for senior laboratory personnel and ensure the proper documentation of results obtained by laboratory personnel under his direction.

     3.2 Except as provided herein, MADDON will devote substantially all of his business time and energies solely to the business and affairs of the Corporation during the Term. MADDON presently serves on the editorial boards of two scientific journals and on committees of the National Institute of Health and may continue these activities and such other similar activities approved by the Corporation during the Term. MADDON shall not, at any time during the Term, directly or indirectly, enter the employ of, or render any service to, any person, partnership, association, corporation or other entity other than the Corporation, without prior consent of the Board.

     3.3 MADDON will use his best efforts, skill and abilities to promote the Corporation's interests and perform any duties which may be reasonably assigned to him by the Board.

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     3.4  MADDON consents to and agrees to cooperate with the Corporation to increase the amount of Key-man life insurance on MADDON's life from the present level of One Million Dollars to an amount determined appropriate by the Board.

     4. REMUNERATION.

     The Corporation will pay MADDON, for all services to be rendered under this Agreement, an annual salary ("Salary"), payable in equal bi-weekly installments, of One Hundred Fifty Thousand ($150,000) Dollars, adjusted as hereinafter provided, for the Term.

     4.2 Each year prior to the initial public offering of the stock of the Corporation, on January 1 (beginning with January 1, 1995), the annual Salary in effect shall be multiplied by the sum of 100% plus the percentage increase in the "Index" (as defined below) reading on such anniversary date over the "Base Index" (as defined below) and the product shall be the adjusted Salary for each succeeding twelve (12) month period during the Term.

     The following terms are defined:

     (a) "Index" shall mean the "Consumer Price Index for All Urban Consumers (1967 = 100)" specified for "All Items" relating to New York City and published by the Bureau of Labor Statistics of the United States Department of Labor. In the event that the Index shall hereafter be converted to a different standard reference base or otherwise revised, the

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determination of the increases in the Salary shall be made on the basis of such conversion factor, formula or table for converting the Index as may be published by the Bureau of Labor Statistics, or if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or, failing such publication, by any other nationally recognized publisher of similar statistical information. In the event that either Index shall cease to be published, then, for the purpose of this Section 4, there shall be substituted for the Index such other index as the Corporation and MADDON shall agree upon, and if they are unable to agree upon such other index within ninety (90) days after the Index ceases to be published, such matter shall be determined in New York City by arbitration in accordance with the Rules of the American Arbitration Association.

     (b) The "Base Index" shall mean the Index last published prior to December 15, 1993.

     4.3 Each year following the initial public offering of the stock of the Corporation on the anniversary date of the commencement of MADDON's full time employment, the annual Salary then in effect shall be multiplied by 110% and the product shall be the adjusted Salary for the next succeeding twelve (12) month period during the Term.

     4.4 It is intended that the Salary shall be increased should the Corporation's profits increase substan-

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tially. The Salary shall be reviewed annually and should the Board consider circumstances appropriate, it shall be increased in an amount the Board determines in its sole discretion. In addition, should the Board consider circumstances appropriate, MADDON shall receive an annual bonus payment in an amount the Board determines appropriate, but in no event shall this amount be less than Fifteen Thousand ($15,000) Dollars (the "Minimum Bonus").

     4.5 This Agreement will not be deemed abrogated or terminated if the Corporation, in its discretion, determines to increase the Salary of MADDON for any period of time, or if MADDON accepts an increase; but, except as specifically provided in this Agreement, the Corporation shall have no obligation to make any increase in the Salary. Any increase in MADDON's Salary by the Corporation shall be incorporated into his annual Salary then in effect for purposes of future payments of and adjustments to the Salary.

     5.  STOCK HOLDINGS AND STOCK OPTIONS.

     5.1 EXISTING STOCK. MADDON is the owner of One Million (1,000,000) shares of Common Stock of the Corporation, which the Corporation acknowledges are fully vested in MADDON and are not subject to any repurchase or other restrictions except pursuant to applicable securities and other laws. Each of the Shareholders' Agreement, dated as of October 26, 1987, between the Corporation, MADDON and Gerard M. Housey, as amended, and the Stock Divestment Agreement, dated as of

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June 30, 1988, is hereby terminated as of the date of this Agreement.

     5.2 ADDITIONAL EQUITY-BASED INCENTIVES. In order to provide MADDON with an additional incentive to advance the business of the Corporation, the Corporation hereby grants to MADDON the following:

     5.2.1 TRADITIONAL STOCK OPTIONS. The Corporation hereby agrees to grant to MADDON under the Corporation's existing or new stock option plan, irrevocable options to purchase up to 500,000 shares of the Corporation's Common Stock
(the "Traditional Options"), as follows:

         a. INCENTIVE STOCK OPTIONS. MADDON shall have the right to elect to receive options which constitute Incentive Stock Options ("ISOs"), as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") to the maximum extent allowable under Section 422A, with an option exercise price of $4.40 per share, which is 110% of the price at which the Series B Preferred Stock Units of the Corporation were recently sold. The parties agree that $4.40 is well in excess of 110% of the current fair market value of the Corporation's Common Stock. The ISOs shall have a duration of five (5) years from the date hereof. Twenty percent (20%) of the ISOs shall be exercisable immediately on the date hereof and an additional twenty percent (20%) shall be exercisable on each anniversary of the date hereof. Based on this vesting schedule and an assumption that the fair market value of the Common Stock is $4.00, the amount and exercise schedule of the ISOs shall be as follows, subject to the forfeiture and acceleration provisions set forth below:


                                          Incremental
            Date          Options Exercisable      Value Becoming Exercisable
            ----          -------------------      --------------------------
          12/15/93             22,727                       $90,908
          12/15/94             22,727                       $90,908
          12/15/95             22,727                       $90,908
          12/15/96             22,727                       $90,908
          12/15/97             22,727                       $90,908
                             --------
             T0TAL            113,635

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         b.  NONQUALIFIED OPTIONS.  The balance of the Traditional Options
     (386,365 shares if MADDON elects to receive ISOs as provided above) will be in the form of non-qualified options ("NQOs") at an exercise price of $4.00 per share. Subject to the forfeiture and acceleration provisions set forth below, the NQOs shall vest, be exercisable and expire as follows (share numbers based on ISOs having been granted as described above):


                              Tranche           Tranche        Cumulative
          Tranche        Execisable as to     Exercisable    Exercisable As
        Vesting Date     Shares    % Total        Until       of Vesting Date
        ------------     ------    -------    -----------    ----------------
       Dec 15, 1993      77,273      20%     Dec 15, 2003      77,273 Shares
       Dec 15, 1994      77,273      20%     Dec 15, 2004     154,546 Shares
       Dec 15, 1995      77,273      20%     Dec 15, 2005     231,819 Shares
       Dec 15, 1996      77,273      20%     Dec 15, 2006     309,092 Shares
       Dec 15, 1997      77,273      20%     Dec 15, 2007     386,365 Shares


         c. ACCELERATION OF EXERCISE SCHEDULE. Subject to any limitations imposed under Section 422A of the Code with respect to acceleration of ISOs, all Traditional Options shall vest and become fully exercisable immediately prior to the consummation of any transaction which results in an Acquisition. The term "Acquisition" shall mean (a) the merger of the Corporation into or the consolidation of the Corporation with any corporation where the Corporation is not the surviving organization (other than a merger or consolidation undertaken for the primary purpose of changing the state of incorporation of the Corporation), (b) a Change in Control, or (c) a sale of all or substantially all of the assets or stock of the Corporation to one or more other corporations or entities. The term "Change in Control" shall mean a change in control of the Company such that the stockholders of the Company immediately prior to such change in control would not immediately after such change in control beneficially own voting securities representing in the aggregate more than 50% of the combined voting power of the voting securities of the surviving entity, or the members of the Board of Directors of the Company immediately prior to the change in control would not immediately after the change in control constitute a majority of the Board of Directors of the subsequent corporation or entity.

     5.2.2 VALUATION BASED OPTIONS. In addition to the Traditional Options, the Corporation hereby agrees to grant to MADDON under the Corporation's existing or new stock

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option plan irrevocable NQOs to purchase up to 500,000 shares of the
Corporation's Common Stock at a price of $4.00 per share (the "Valuation
Based Options"). The Valuation Based Options shall have a duration of ten (10) years from the date hereof. MADDON may exercise the Valuation Based Options in accordance with the following exercise provisions:

         a. MADDON may exercise the Valuation Based Options at any time on or after the earlier to occur of (i) the date and time at which the Securities and Exchange Commission declares effective the Corporation's registration statement for the initial public offering of the Corporation's Common Stock or (ii) immediately prior to the closing of an Acquisition of the Corporation.

         b. The portion of the Valuation Based Options which MADDON may exercise at any time shall be as follows:

              (1) If the Established Price is less than Eight Dollars ($8.00) per share, then no portion of the Valuation Based Options may be exercised.

              (2) If the Established Price is equal to or greater than Eight Dollars ($8.00) per share but less than Nine Dollars ($9.00) per share, then MADDON may exercise the Valuation Based Options for 100,000 Shares.

              (3) If the Established Price is equal to or greater than Nine Dollars ($9.00) per share but less than Ten Dollars ($10.00) per share, then MADDON may exercise the Valuation Based Options for 200,000 Shares.

              (4) If the Established Price is equal to or greater than Ten Dollars ($10.00) per share but less than Fourteen Dollars ($14.00) per share, then MADDON may exercise the Valuation Based Options for 300,000 Shares.

              (5) If the Established Price is equal to or greater than Fourteen Dollars ($14.00) per share but less than Sixteen Dollars ($16.00) per share, then MADDON may exercise the Valuation Based Options for 400,000 Shares.

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              (6) If the Established Price is equal to or greater than Sixteen
         Dollars ($16.00) per share, then MADDON may exercise the Valuation Based Options for 500,000 Shares.

        The term "Established Price" shall mean (a) in the case of an initial public offering, the per share offering price to the public of the Corporation's Common Stock, or (b) in the case of an Acquisition, the gross amount per share paid or available for distribution to holders of Common Stock (assuming that all convertible or exchangeable securities are converted or exchanged in accordance with their terms and all vested options [other than the Valuation Based Options] are exercised). In the case of an Acquisition in which there is an "earn-out" or other contingent payment, the Established Price will include such additional payment as it is earned or received.

         Notwithstanding the foregoing, if following an initial public offering of the Corporation's Common Stock, the Average Price during the Initial Term (or any subsequent period while this Agreement is in effect) first reaches the dollar amount set forth below, the Valuation Based Options shall become exercisable to the extent not exercisable under the Established Price provisions set forth above:


          When Average Price     Amount Becoming      Cumulative Amount
            First reaches          Exercisable           Exercisable
          ------------------     ---------------      -----------------
               $ 8.00                100,000               100,000
               $ 9.00                100,000               200,000
               $10.00                100,000               300,000
               $14.00                100,000               400,000
               $16.00                100,000               500,000


     "Average Price" shall mean the thirty (30) day average market price of one share of Common Stock, determined according to the procedures set forth in the Corporation's 1993 Stock Option Plan.

         By way of illustration, if the Established Price in an initial public offering is $10.00, the Valuation Based Options shall become exercisable as
     to 300,000 shares.    If subsequent to the initial public offering, the
     Average Price reaches $14.00, the Valuation Based Options shall become exercisable as to an additional 100,000 shares, bringing the cumulative exercisable amount to 400,000.

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     5.2.3  GENERAL TERMS OF OPTIONS.  The Traditional Options and the Valuation
Based Options (collectively, the "Options") will be set forth in one or more written stock option agreements to be executed and delivered to MADDON contemporaneously with the execution and delivery of this Agreement. The option agreement(s) shall provide that in the event MADDON wishes to exercise the exercisable portion of an option, MADDON shall send written notice to the Corporation specifying a date (not later than twenty (20) business days and not earlier than the next business day following the date such notice is given) for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Corporation which affects the holders of Common Stock generally, the number of shares subject to the Options and the purchase price per share shall be appropriately adjusted to restoreMADDON to his rights hereunder. The exercise price of the Options may be paid by MADDON in cash, by a promissory note in a form and on terms acceptable to the Corporation (provided the par value of the shares is paid in cash and the issuance of shares against such note does not violate margin rules or other laws) or by the delivery of Common Stock of the Corporation.
In the latter case the fair market value of the Common Stock delivered will be applied to the exercise price.

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     Except as provided herein or as may be required under Section 422A of the
Code with respect to ISOs, neither the Traditional Options nor the Valuation Based Options shall be subject to any limitations under any stock option plan or otherwise on the post-employment period during which such options may be exercised or to any repurchase rights by the Corporation.

     5.3 REGISTRATION RIGHTS. If at any time the Corporation proposes to register any of its Common Stock under the Securities Act of 1993, as amended (the "Securities Act"), or to register or qualify such securities under state securities laws ( "Blue Sky Laws" ) for the purpose of an offering or sale by or on behalf of any holder of stock of the Corporation, then the Corporation shall give MADDON prompt notice of the Corporation's intention to do so, at least twenty (20) business days prior to the time when any registration statement is filed with the Securities and Exchange Commission (the "Commission") or any state securities commission. The Corporation will keep MADDON informed of the general schedule for such filing and any material delays therein.

     Upon the written direction of MADDON given within fifteen (15) days following the receipt by MADDON of such written notice from the Corporation, the Corporation shall include in such registration statement and/or Blue Sky Law filing such number of the shares owned by MADDON (or to be

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owned as a result of any exercise of Options by MADDON in connection with the registration) (such owned or exercisable option shares being herein referred to as "MADDON Registrable Securities") as MADDON may request; provided, however, that in the event that the managing underwriter advises the Corporation that inclusion of the MADDON Registrable Securities or securities owned by other stockholders will in the judgment of the managing underwriter adversely affect the ability of the underwriters to market the securities being registered on behalf of the Corporation, then the Corporation may reduce the number of MADDON Registrable Securities included in the registration so that the total number of shares being registered meets the requirements of the managing underwriter; provided, however, that the number of MADDON Registrable Securities and the number of shares of other stockholders to be included in the registration will be reduced pro rata based on the number of shares initially requested to be included in such registration by MADDON and by such other stockholders. Upon the registration of the MADDON Registrable Securities, the Corporation agrees to provide customary indemnification, to the extent permitted by law and requested by the managing underwriter, to MADDON and each person who participates as underwriter in any offering or sale of such MADDON Registrable Securities.

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     The Corporation covenants that it will not grant any registration rights to any other persons which are more favorable than those granted to MADDON hereby.

     6.  BENEFITS AND FACILITIES.

     MADDON shall receive the same basic insurance (life, medical and dental) benefits provided to all the other executives of the Corporation, in accordance with the Corporation's general policies. MADDON shall receive disability insurance coverage equal to seventy percent (70%) of his Salary and otherwise on the terms provided to other executives of the Corporation.

     MADDON shall at all times have such amenities (e.g., office, secretarial, and laboratory facilities) appropriate to his position to the extent that the finances of the Corporation permit.

     7.  EXPENSES.

     The Corporation will pay or reimburse MADDON for all reasonable and necessary traveling and other expenses, including private car service commuting expenses, or in the alternative, car leasing expenses, incurred or paid by MADDON in connection with the performance of his services under this Agreement, on presentation of expense statements or vouchers and such other supporting documentation as the Board may from time to time request.

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     8.  TERMINATION.

     8.1 The Term and this Agreement, except those provisions specified to survive termination, shall terminate before the expiration date set forth above in Section 2 on the occurrence of the earlier of the following:

     8.1.1  On the dissolution of the Corporation;

     8.1.2 On the death or disability of MADDON. Disability shall mean the failure by MADDON, because of illness or incapacity, to render for One Hundred Twenty (120) days consecutively or One Hundred Eighty (180) days cumulatively during any year of the Term, services of the character contemplated by this Agreement;

     8.1.3 On the dismissal of MADDON for good cause shown, which shall mean such cause as the courts of the State of New York (including federal courts) have determined to be justifiable cause for termination of employment including the continual failure by MADDON to perform substantially his duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to MADDON by the Board, conviction of a felony involving moral turpitude, habitual drunkenness, excessive absenteeism not related to sick leave or vacations (but only after notice from the Board followed by a repetition of such excessive absenteeism), dishonesty directly and materially

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injurious to the Corporation, or continuous conflict of interest after notice in writing from the Board;

     8.1.4  On the dismissal of MADDON without cause; and

     8.1.5  On the resignation of MADDON.

     8.2 Upon termination of the Term and this Agreement at the expiration of the Term pursuant to Section 2 or on the dissolution of the Corporation, MADDON shall (i) be entitled to receive any amounts from the Corporation then due but unpaid plus the Minimum Bonus, prorated to the date of termination,
(ii) be vested with all of the Options under Section 5.2 hereof, and (iii) shall have the right to exercise such Options in accordance with Section 5.2 hereof. Upon the dismissal of MADDON for good cause or on the resignation of MADDON, MADDON shall (i) be entitled to receive any amounts from the Corporation then due but unpaid plus the Minimum Bonus, prorated to the date of termination, (ii) have the right to exercise any ISOs and Valuation Based Options then vested in MADDON only for a period of three months after the date of termination, (iii) have the right to exercise any other Options then vested in MADDON in accordance with Section 5.2.1 hereof, and (iv) any Options not vested at the date of termination shall be forfeited. Upon the termination of the Term and this Agreement on the death or disability of MADDON, MADDON's estate or MADDON, as the case may be, shall (i) be entitled to receive any amounts from the Corporation

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then due but unpaid plus the Minimum Bonus, prorated to the date of termination, (ii) have the right to exercise any Traditional Stock Options vested in MADDON in accordance with Section 5.2.1, (iii) have only one year after such termination to exercise any Valuation Based Options, and (iv) any Options not vested at the date of termination shall be forfeited. Upon termination of the Term and this Agreement on the dismissal of MADDON without cause, MADDON shall (i) be entitled to receive any amounts from the corporation then due but unpaid plus the Minimum Bonus, prorated to the date of termination, (ii) for a period of two years (but in no event after the end of December 14, 1998) following such termination, continue to receive the annual Salary, the Minimum Bonus, and the basic insurance benefits described in Section 5 hereof, (iii) be vested with all of the Options under Section
5.2 hereof, (iv) have the right to exercise any Traditional Stock Options in accordance with Section 5.2.1, and (v) have the right to exercise any Valuation Based Options for a period of five years from the date of termination.

     9.  COVENANT NOT TO COMPETE AND NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

     9.1 During or after the Term of this Agreement and/or MADDON's employment by the Corporation, MADDON shall not without the Corporation's prior written consent use or disclose any "Proprietary Information" (as defined in Section 10.1) or any other confidential information relating to the

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Corporation (including, but not limited to, data on which patents have been applied for or issued or other proprietary intellectual property, customer lists, financial information, sales and marketing data), or its business, obtained during the course of his employment.

     9.2 MADDON shall not during the Term hereof and for a period of Two (2) years after the expiration or earlier termination of the Term, directly or indirectly, own, manage, operate, or control, any business in competition with or similar to the type of business conducted by the Corporation, and will not render services, directly or indirectly, to any "Conflicting Organization" (as hereinafter defined). The foregoing shall not apply to the ownership by MADDON of less than One percent (1%) of the securities of a publicly traded organization. "Conflicting Organization" means any person or organization engaged in or about to become engaged in servicing, production, marketing or selling of, a "Conflicting Product" (as hereinafter defined); provided, however, the foregoing shall not prohibit MADDON from working for a division or other business unit of an organization involved with a Conflicting Product provided such division or business unit is not itself involved with a Conflicting Product. "Conflicting Product" means any product, process, or service, in existence or under development, of any person or organization other than the Corporation which resembles or competes with a product, process, or service of the

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Corporation, in existence or under development. In the event that the
Corporation terminate MADDON's employment under this Agreement without cause, MADDON's obligation under the foregoing with respect to non-competition with the Corporation for a period of Two (2) years after such termination shall no longer be applicable.

     9.3 During or after the Term of this Agreement and/or MADDON's employment by the Corporation, MADDON shall not solicit or induce any employees of the Corporation to leave the Corporation to work for any entity or person engaged in the same business as the Corporation, either directly or indirectly.

     10. PROPRIETARY INFORMATION.

     10.1 MADDON understands that the Corporation possesses and will continue to possess "Proprietary Information" (as defined below) and/or "Inventions" (as defined below) that have been created, discovered, or developed, or have otherwise become known to the Corporation.

     10.1.1 For purposes of this Agreement, particularly for this Section 10, "Proprietary Information" shall include, but not be limited to, trade secrets, processes, formulae, data and know-how, improvements, "Inventions" (as defined below), techniques, marketing plans, strategies, forecasts and customer lists, improvements, including without limitation, information created, discovered, developed or made known by MADDON and within the scope of this Agreement or to MADDON

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during the period of or arising out of his retention by the Corporation, and/or in which property rights have been assigned or otherwise conveyed to the Corporation, which information has commercial value in the business in which the Corporation is engaged.

     10.1.2 For purposes of this Agreement, particularly for this Section 10, "Inventions" shall mean any improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by MADDON, either alone or jointly with others, during the period of his employment, and/or during the twelve
(12)months immediately following termination of his employment which:

             (a) are within the scope of the duties to be performed by MADDON under this Agreement and are related to or useful in the business of the Corporation, or

             (b) result from tasks assigned MADDON by the Corporation, or

             (c) are funded by the Corporation, or

             (d) result from use of premises owned, leased or contracted for by the Corporation.

     10.2 In consideration of his employment by the Corporation and the compensation received by MADDON from the Corporation, MADDON agrees as follows:

     10.2.1 All Proprietary Information including, but not limited to, all "Inventions" as defined above, shall

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be the sole property of the Corporation and its assigns and MADDON assigns to the Corporation any rights he may have or acquire in all Proprietary
Information.

     10.2.2 All documents, data, records, apparatus, equipment, and other physical property, whether or not pertaining to Proprietary Information, furnished to MADDON by the Corporation or produced by MADDON or others in connection with his employment, shall be and remain the sole property of the Corporation and shall be returned promptly to the Corporation as and when requested by the Corporation. Should the Corporation not so request, MADDON shall return and deliver all such property upon termination of his employment with the Corporation for any reason and MADDON will not take with him any such property or any reproduction of such property upon such termination but this shall not apply to MADDON's personal diaries and papers provided same do not contain information relating to Proprietary Information or Inventions.

     10.2.3 MADDON will promptly disclose all Inventions to the Corporation, or any persons designated by it. Such disclosures shall continue for One (1) year after termination of this Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the Term.

     10.2.4 The Inventions shall become and remain the property of the Corporation, whether or not patent

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

applications are filed thereon. Upon request and at the expense of the Corporation, MADDON shall make application through the patent attorneys or agents of the Corporation for letters patent of the United States and any and all other countries at the discretion of the Corporation on the Inventions and to assign all such applications to the Corporation or its order immediately, all without additional payment, during MADDON's period of employment by the Corporation and for one year after the termination of employment. MADDON shall give the Corporation, its attorneys and agents all reasonable assistance in preparing and prosecuting such applications and, on request of the Corporation, MADDON shall execute all papers and do all things that may be reasonably necessary to protect the rights of the Corporation and vest in it or its assigns the inventions, applications, and letters patent herein contemplated.

     11.  RETURN OF DOCUMENTS.

     On the expiration or earlier termination of the Term or MADDON's resignation, discharge or earlier departure from the Corporation, MADDON shall promptly surrender to the Corporation all of the Corporation's books, records, documents and customer lists and/or other of the Corporation's materials or records he may have in his possession, including but not limited to the materials described in Section 10.2.2.

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

     12.  REMEDIES.

     12.1 MADDON agrees that his services are of a special, unique and extraordinary character, that it would be extremely difficult to replace such services, and that, in the event of a breach or threatened breach of any of the provisions of this Agreement, the Corporation will not have an adequate remedy at law. Accordingly, the Corporation shall be entitled to enforce such provisions by means of injunctive relief as may be available to restrain MADDON and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof, without thereby waiving any other legal or equitable remedies available to the Corporation. Likewise, Maddon shall be entitled to enforce the provisions of this Agreement by means of injunctive relief as may be available to restrain the Corporation from the violation or threatened violation of the provisions hereof, without thereby waiving any other legal or equitable remedies available to him.

    12.2 If any of the covenants contained in this Agreement or any part thereof is held to be unenforceable because of the duration thereof or the area or scope covered thereby, the parties hereby agree that the court making such determination shall have the power to reduce the duration, area and/or scope of such covenant so that in its reduced form, the covenant shall be enforceable.

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

     13.  TRANSFER AND ASSIGNMENT.

     This Agreement will extend to and be binding on MADDON, his legal representatives, heirs, and distributees, and on the Corporation, its successors and assigns, and the term "Corporation" as used in this Agreement will include such successors and assigns.

     14.  MODIFICATIONS.

     This instrument contains the entire agreement of the parties and the parties have made no other agreements, representations or warranties relating to the subject matter of this Agreement. No modification of this Agreement will be valid unless made in writing and signed by the parties.

     15.  NOTICES.

     Any notices required or permitted to be given under this Agreement must be in writing, by certified mail, return receipt requested to the parties, at the addresses given herein.

     16.  WAIVER AND BREACH.

     The waiver or breach of any term or condition of this Agreement will not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

     17.  GOVERNING LAW AND JURY TRIAL WAIVER.

     This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within that

State. In any litigation based on any claim hereunder, the parties hereto agree to waive trial by jury.


                                       PROGENICS PHARMACEUTICALS, INC.


                                       By: /s/ ROBERT A. MCKINNEY
                                           -------------------------------
                                           Vice President

                                           /s/ PAUL J. MADDON
                                           -------------------------------
                                           PAUL J. MADDON


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